Exhibit 99.23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 18, 2016 relating to the financial statements, financial statement schedules of Protective Life Insurance Company and subsidiaries and the effectiveness of internal control over financial reporting, which appears in Protective Life Insurance Company’s Annual Report on Form 10-K for the year ended December 31, 2015.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Birmingham, AL
April 26, 2016